Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William C. Morro, Chairman & CEO
(619) 298-9883

INTERAMERICAN ACQUISITION GROUP INC.

COMMON STOCK AND WARRANTS TO TRADE SEPARATELY ON SEPTEMBER 20, 2007

New York, New York, September 20, 2007 – InterAmerican Acquisition Group Inc. (OTCBB: IAQGU) announced today that Chardan Capital Markets, LLC, the representative of the underwriters for its initial public offering of units consummated on September 10, 2007, has notified it that commencing today, September 20, 2007, the holders of the Company’s units may separately trade the common stock and warrants included in such units. The symbols for the common stock, warrants and units are IAQG, IAQGW, and IAQGU, respectively.

InterAmerican Acquisition Group Inc. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business. Although the Company is focused on identifying a prospective target business combination in the manufacturing or services sector in Mexico or other Latin American country, it is not limited to a particular industry or to any geographic location. The Company’s office is at 2918 Fifth Ave., Suite 209, in San Diego, CA 92103. Company management can also be contacted through the InterAmerican Group website (http://Interamerican-group.com).

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.